EXHIBIT (a)(4)

CONTACT:	The Altman Group, Inc. (800) 467-0821 (toll free)
FOR IMMEDIATE RELEASE
AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF
EXPIRATION DATE FOR TENDER OFFERS
          DENVER, COLORADO, April 30, 2007 – AIMCO Properties, L.P. announced today that it has extended the expiration date of its outstanding offers for limited partnership interests in Angeles Income Properties, Ltd. 6, Shelter Properties V Limited Partnership and Consolidated Capital Institutional Properties. The expiration date for each offer has been extended to midnight, New York City time, on May 30, 2007. The offers for Angeles Income Properties, Ltd. 6 and Shelter Properties V Limited Partnership were previously scheduled to expire on April 30, 2007. The offer for Consolidated Capital Institutional Properties was previously scheduled to expire on May 1, 2007.
          As summarized below, AIMCO Properties L.P. reported, based on information provided by the Information Agent for the offers, the approximate number of units tendered in each offer as of the close of business on April 27, 2007.

Approximate Number
Offer	of Units Tendered
Angeles Income Properties, Ltd. 6	1,847
Shelter Properties V Limited Partnership	105
Consolidated Capital Institutional Properties	1,236.17
          For further information, please contact The Altman Group, Inc. at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.